Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-187198

PROSPECTUS SUPPLEMENT
(to Prospectus dated March 27, 2013)

2,000,000 Shares

Xplore Technologies Corp.

Common Stock

We are offering 2,000,000 shares of our common stock, par value $0.001 per share, pursuant to this prospectus supplement and the accompanying prospectus.

The shares of our common stock are listed for trading on The NASDAQ Capital Market (“Nasdaq”) under the symbol “XPLR”. On March 3, 2015, the last reported sale price of our common stock on Nasdaq was $6.93 per share.

The aggregate market value of our outstanding common stock held by non-affiliates, or the public float, is approximately $47.6 million as of February 17, 2015, calculated in accordance with General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6, in no event will we sell our common stock in a public primary offering with a value exceeding one-third of our public float in any 12-month period unless our public float subsequently rises to $75.0 million or more. We have not offered any securities pursuant to General Instruction I.B.6 during the 12 calendar months prior to and including the date of this prospectus supplement.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter an option to buy up to an additional 300,000 shares of common stock to cover over-allotments. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement.

	No Exercise of Over-Allotment		Full Exercise of Over-Allotment
	Per Share	Total	Per Share	Total
Public offering price	$6.00	$12,000,000	$6.00	$13,800,000
Underwriting discounts and commissions(1)	$0.42	$840,000	$0.42	$966,000
Proceeds, before expenses, to us	$5.58	$11,160,000	$5.58	$12,834,000

(1)	In addition, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” on page S-12 of this prospectus supplement for additional information.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about March 9, 2015.

Roth Capital Partners

The date of this prospectus supplement is March 3, 2015.

TABLE OF CONTENTS

Prospectus Supplement

Page

ABOUT THIS PROSPECTUS SUPPLEMENT	S-i
FORWARD-LOOKING STATEMENTS	S-i
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-4
USE OF PROCEEDS	S-6
DIVIDEND POLICY	S-6
PRICE RANGE OF COMMON STOCK	S-6
CAPITALIZATION	S-7
DILUTION	S-8
MATERIAL U.S. FEDERAL INCOME TAX AND ESTATE CONSEQUENCES TO NON-US HOLDERS	S-9
UNDERWRITING	S-12
EXPERTS	S-17
LEGAL MATTERS	S-17
WHERE YOU CAN FIND MORE INFORMATION	S-18

Prospectus

Page

ABOUT THIS PROSPECTUS	i
XPLORE TECHNOLOGIES CORP.	1
RISK FACTORS	3
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS	3
USE OF PROCEEDS	3
DESCRIPTION OF COMMON STOCK	4
PLAN OF DISTRIBUTION	6
LEGAL MATTERS	7
EXPERTS	7
WHERE YOU CAN FIND MORE INFORMATION	7
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	7

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriter have authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement, the date of the accompanying prospectus or the date of such free writing prospectus, as applicable.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus or any related free writing prospectus, you should rely on the information contained in this prospectus supplement.

Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus is accurate as of any date other than the date on which that document was filed with the SEC.

Neither we nor the underwriters are making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

The terms “we,” “our,” “us,” the “Company” and “Xplore” refer to Xplore Technologies Corp., a Delaware corporation, and our wholly owned subsidiary unless the context suggests otherwise. The term “you” refers to a prospective investor.

FORWARD-LOOKING STATEMENTS

Certain matters contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, excluding historical information, include forward-looking statements. Certain words, such as “may,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar words and expressions identify forward-looking statements that involve uncertainties and risks. Future developments may not be in accordance with our current expectations or beliefs and the effect of future developments may not be those anticipated. Among the factors that may cause results to differ materially from those contemplated in any forward-looking statement are:

●     successful execution of our business strategy, particularly for new endeavors;

●     the performance of our targeted markets;

●     competitive product and pricing pressures;

●     changes in business relationships with our major customers;

●     changes in the market acceptance of our products;

●     changes in the supply of key components or finished products;

●     economic and market conditions;

●     the other risks and uncertainties that are described under “Risk Factors” and elsewhere in this prospectus supplement and from time to time in our filings with the SEC.

S-i

Readers are urged to consider the risks, uncertainties, and other factors that could affect our business as described in this prospectus supplement and the accompanying prospectus and the information incorporated by reference therein. All forward-looking statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. We do not, by including this statement, assume any obligation to review or revise any particular forward-looking statement in light of future events.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, this summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read in conjunction with the cautionary statements and important factors included under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement as well as the “Risk Factors” sections in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 30, 2014 and December 31, 2014.

Our Business

Xplore Technologies Corp. is engaged in the development, integration and marketing of rugged mobile personal computer (“PC”) systems. Our rugged tablet PCs are designed to withstand hazardous conditions such as extreme temperatures, driving rain, repeated vibrations, dirt, dust and concussive shocks. The intrinsically safe, ruggedized and reliable nature of our products enable the extension of traditional computing systems to a range of field personnel, including oil field pipeline inspectors, public safety personnel, warehouse workers and pharmaceutical scientists. Our tablets are fitted with a range of performance-matched accessories, including multiple docking station solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard modules, as well as traditional peripherals, such as keyboards and cases. Additionally, our tablets are waterproof for up to 30 minutes in water up to a depth of three feet, are impervious to drops from as high as seven feet, are readable in direct sunlight, can be mounted on vehicles and include LTE and Wi-Fi connectivity options for real-time data access. Our customers include major telecommunications companies, leading heavy equipment manufacturers, oil and gas companies, the military, one of the world’s largest airlines and first responders.

Recent Developments

Historically, our revenue has been derived primarily from the sale of our iX104 systems, which weigh approximately 5.4 pounds, in the ultra-rugged, tablet PC market. In April 2014, we announced the availability of the next generation of the iX104, referred to as the C6 and have recently announced the receipt of significant orders for our iX104C6 from one of the world’s largest airline and a service provider to the telecommunications and utility companies. To broaden the market for our products and increase our revenue growth opportunities, we have developed and are continuing to develop multiple new fully-rugged tablets that are lighter and less expensive than the iX104, which will allow us to compete in significantly larger segments of the rugged PC market. On July 10, 2013, we announced the first of these tablets with the launch of RangerX Pro, our first fully-rugged Android tablet, which weighs approximately 2.2 pounds. We believe the lighter RangerX Pro tablet is ideal for field service applications and more mobile market opportunities, as compared to the iX104. The RangerX Pro uniquely offers functionality that allows telecommunications providers to consolidate the equipment used by their field service engineers into a single device, eliminating the need for troublesome and costly external dongles currently used by these providers to test HD video signals and Internet connectivity during home and business installations. In addition, on June 24, 2014, we announced the availability of the Bobcat, a fully-rugged tablet that has a Windows operating system and weighs approximately 2.4 pounds. We announced the initial Bobcat order for a leading U.S. railroad transportation company in the first quarter of fiscal 2015.

On September 30, 2014, October 7, 2014, October 14, 2014 and October 21, 2014 we announced significant new purchase orders for one of the world’s largest airlines, an existing major U.S. military program, an existing project with a major U.S. telecommunications provider and new deployment for a different major U.S. telecommunications provider, respectively, for our iX104C6, iX104 C5 M1, RangerX Pro and Bobcat rugged tablets, respectively. The aggregate value of the purchase orders was approximately $14 million, the majority of which was shipped in our third fiscal quarter ended December 31, 2014.

We believe RangerX Pro and Bobcat will significantly broaden our addressable markets. Further, we believe our strategy of expanding our product offerings from one to three product families is working, as evidenced by our results for the three months ended December 31, 2014, with revenues of $16,443,000, the highest in our history, representing 18% year-over-year growth, and net income of $2,401,000, also the largest quarterly net income in our history, representing approximately 15% of revenue.

Other Information

Our principal executive offices are located at 14000 Summit Drive, Suite 900, Austin, Texas 78728 and our telephone number is (512) 336-7797. We maintain a website at www.xploretech.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement. For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where You Can Find More Information.”

The Offering

Common stock offered by us	2,000,000 shares

Underwriter’s option to purchase additional shares	300,000 shares

Common stock to be outstanding after this offering	10,479,254 shares (or 10,779,254 shares if the underwriter’s option to purchase additional shares is exercised in full)(1)

Use of proceeds

We intend to use the net proceeds from this offering for general corporate purposes, including product expansion, general and administrative, manufacturing, sales and marketing expenses, and for potential acquisitions of products and/or companies that complement our business. See “Use of Proceeds” in this prospectus supplement.

Listing	Our common stock is listed on Nasdaq under the symbol “XPLR”.

Risk factors

An investment in our common stock involves various risks. Prospective investors should carefully consider the matters described under the caption entitled “Risk Factors” beginning on page S-4 of this prospectus supplement, as well as the additional risk factors referred to therein and described in Item 1A of Part I of our Annual Report on Form 10-K for the year ended March 31, 2014 and in Item 1A of Part II of our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 31, 2014 and December 31, 2014.

(1)

The number of shares of our common stock to be outstanding after this offering is calculated based on 8,479,254 shares of common stock outstanding as of March 3, 2015. The number of shares of our common stock to be outstanding after this offering excludes (i) 1,377,441 shares issuable upon the exercise of outstanding stock options under the Company’s stock incentive plans at a weighted average exercise price of $6.40 per share as of March 3, 2015, and (ii) 123,750 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.44 per share as of March 3, 2015. In addition, unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriter will not exercise its option to purchase additional shares with respect to this offering.

RISK FACTORS

An investment in our common securities involves a high degree of risk and uncertainty.  You should carefully consider the risks described below and in the Section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 31, 2014 and December 31, 2014, which are incorporated herein by reference, any amendments or updates thereto in subsequent filings with the SEC, and any other documents that we file with the SEC that also are incorporated herein by reference.  The risks described therein are not the only ones facing our company.  Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our company.  If any of the risks described occur, our business, financial condition, results of operations and prospects could be materially adversely affected.  In that case, the trading price of our common stock could decline, and you could lose all or part or your investment.

Risks relating to the Offering

We will have broad discretion in how we use the proceeds from this offering, and we may not use the proceeds effectively.

We intend to use the net proceeds from this offering for general corporate purposes, including, product expansion, general and administrative, manufacturing, sales and marketing expenses, and for potential acquisitions of products and/or companies that complement our business. Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock. Our failure to use these funds effectively could have a material adverse effect on our business.

Investors in this offering will suffer immediate and substantial dilution in the net tangible book value per share of our common stock.

Because the price per share in this offering is substantially higher than the net tangible book value per share of common stock, investors in this offering will suffer immediate and substantial dilution in the net tangible book value per share of our common stock. Based on a public offering price of $6.00 per share and our net tangible book value as of December 31, 2014, if you purchase securities in this offering, you will suffer immediate and substantial dilution of approximately $3.40 per share in the net tangible book value of our common stock. See “Dilution” on page S-8 for a more detailed discussion of the dilution you will incur in connection with this offering.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We may in the future issue additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering or other transactions at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

In addition, we have a significant number of stock options outstanding and expect to grant additional stock options under our stock incentive plan in the future. To the extent such stock options are exercised, investors purchasing our common stock in this offering would experience further dilution.

Our stock price may fluctuate in the future, and you could lose all or a substantial part of your investment.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which we cannot control. Such fluctuations could cause you to lose most or all of your investment in our common stock. Among the factors that could cause material fluctuations in the market price for our common stock are:

●	the success or failure of the development and testing of our products within acceptable timeframes;

●	changes in the supply of finished products we receive from our key manufacturers;

●	changes in the selling price of our products;

●	additions or departures of key personnel;

●	our financial condition, performance and prospects;

●	the depth and liquidity of the market for our common stock;

●	sales of large blocks of our common stock by officers, directors or significant stockholders;

●	investor perception of us and the industry in which we operate;

●	changes in securities analysts’ estimates of our financial performance or product development timelines;

●	general financial and other market conditions and trading volumes of similar companies; and

●	domestic and international economic conditions.

We could be the target of securities class action litigation following periods of volatility in the market price of its securities. Securities litigation could cause us to incur substantial costs, divert management’s attention and resources, harm our reputation in the industry and the securities markets and negatively impact our operating results.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividend on our common stock and do not currently intend to do so in the foreseeable future. Under the terms of our credit facility, we are restricted from paying dividends on our common stock. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which you purchased them.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $10.8 million from the sale of our common stock in this offering after deducting the underwriting discounts and commissions and estimated offering expenses. We estimate that we will receive net proceeds of approximately $12.5 million if the underwriter exercises in full its option to purchase up to additional shares of common stock.

We intend to use the net proceeds from this offering for general corporate purposes, including product expansion, general and administrative, manufacturing, sales and marketing expenses, and for potential acquisitions of products and/or companies that complement our business.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings to finance the future development and expansion of our business. Under our credit facility, we are currently restricted from paying cash dividends on our common stock. Any future determinations about the payment of cash dividends will be made at the discretion of our board of directors and will depend upon our earnings, capital requirements, operating and financial condition, legal restrictions and such other factors as the board of directors deems relevant.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on Nasdaq under the symbol “XPLR”. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common stock as reported on Nasdaq for the quarters indicated.

	High	Low
Fiscal Year Ended March 31, 2013
Pre-Reverse Stock Split Period
First Quarter	$0.06	$0.03
Second Quarter (through September 12, 2012)	0.04	0.01
Post-Reverse Stock Split Period
Second Quarter (from September 13, 2012)	7.50	5.00
Third Quarter	8.00	3.30
Fourth Quarter	5.50	3.23
Fiscal Year March 31, 2014
First Quarter	4.13	3.05
Second Quarter	4.69	3.36
Third Quarter	6.88	3.87
Fourth Quarter	7.40	5.50
Fiscal Year March 31, 2015
First Quarter	6.41	5.15
Second Quarter	6.25	4.41
Third Quarter	6.89	4.34
Fourth Quarter (through March 3, 2015)	7.75	6.03

 The closing price of our common stock on March 3, 2015 was $6.93. We estimate that there were approximately 184 holders of record of our common stock as of March 3, 2015.

CAPITALIZATION

The following table sets forth our historical consolidated cash and cash equivalents and capitalization as of December 31, 2014:

●	on an actual basis; and

●

on an as-adjusted basis, after giving effect to the issuance and sale of our common stock offered hereby (assuming no exercise of the underwriter’s option to purchase additional shares and deducting underwriter’s discount and estimated offering expenses).

The historical data in the table are derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended March 31, 2014 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, September 30, 2014 and December 31, 2014. See “Where You Can Find More Information” in this prospectus supplement.

	As of December 31, 2014
	Actual	As Adjusted
	(in thousands)
Cash and Equivalents	$3,364	$14,159
Short-term Debt	–	–
Long-term Debt	–	–
Total Debt	–	–
Common Stock Equity	8	10
Additional Paid in Capital	155,633	166,426
Accumulated Deficit Loss	(139,165)	(139,165)
Total Capitalization	$16,476	$27,271

The information above assumes that the underwriter does not exercise its over-allotment option and excludes the following:

●	1,377,441 shares issuable upon the exercise of outstanding stock options under the Company’s stock incentive plans at a weighted average exercise price of $6.40 per share as of March 3, 2015, and

●	123,750 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.44 per share as of March 3, 2015.

DILUTION

If you invest in our common stock, your interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after the completion of this offering. Dilution results from the fact that the per share offering price of our common stock is substantially in excess of the book value per share attributable to the existing stockholders for our presently outstanding stock.

As of December 31, 2014, our net tangible book value was approximately $16.5 million, or approximately $1.94 per share. Net tangible book value per share represents the amount of total tangible assets less our total liabilities divided by the number of shares outstanding. After giving effect to the sale of the 2,000,000 shares of common stock offered by us in this offering at the public offering price of $6.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been approximately $27.3 million, or $2.60 per share. This represents an immediate increase in pro forma net tangible book value from this offering of $0.66 per share to our existing stockholders and an immediate dilution of $3.40 per share to new investors purchasing common stock in this offering.

The following table illustrates this dilution to new investors on a per share basis, assuming the underwriter does not exercise its over-allotment option:

Public offering price per share		$6.00
Historical net tangible book value per share as of December 31, 2014	$1.94
Increase per share attributable to this offering	$0.66
Pro forma net tangible book value per share after this offering		2.60
Dilution in net tangible book value per share to new investors		$3.40

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $2.69 per share, representing an immediate increase to existing stockholders of $0.75 per share and an immediate dilution of $3.31 per share to new investors.

In the discussion and table above, we assume no exercise of outstanding options. The above discussion and tables are based on 8,479,254 shares of common stock outstanding on December 31, 2014, and excludes:

●	1,377,441 shares issuable upon the exercise of outstanding stock options under the Company’s stock incentive plans at a weighted average exercise price of $6.40 per share as of March 3, 2015, and

●	123,750 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $6.44 per share as of March 3, 2015.

To the extent that any of these options or warrants are exercised, there will be further dilution per share to new investors purchasing shares of our common stock in this offering.

MATERIAL U.S. FEDERAL INCOME TAX AND ESTATE CONSEQUENCES TO NON-US HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or our paying agent with a properly executed IRS Form W-8BEN (in the case of an individual), IRS Form W-8BEN-E (in the case of an entity), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or our paying agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to a “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Non-U.S. Holders may be required to periodically update their IRS Form W-8.

Gain on Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “U.S. real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify or will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any distributions we make on our common stock (whether or not the distribution represents a taxable dividend income) including the amount of any dividends, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker provided, however, that no office of the same broker within the U.S. negotiated the sale or received instructions with respect to the sale from the payee. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends on and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends on and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

The withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

Federal Estate Tax

An individual who is not a citizen of the United States and is also a nonresident (as specially defined for estate tax purposes) who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

General

We have entered into an underwriting agreement with the underwriter listed in the table below. We refer to the underwriter listed in the table below as the “underwriter.” Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, shares of our common stock. Our common stock is traded on Nasdaq under the symbol “XPLR.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC	2,000,000

The underwriting agreement provides that the obligation of the underwriter to purchase the shares of common stock offered by this prospectus supplement and the accompanying prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

We have granted to the underwriter an option to buy up to an additional 300,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriter may exercise this option at any time, in whole or in part, during the 30-day period after the date of this prospectus supplement.

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $365,000.

Discounts, Commissions and Expenses

The underwriter proposes to offer the shares of common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.21 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

In connection with the sale of the common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriter’s commissions and discounts will be 7% of the gross proceeds of this offering, or $0.42 per share of common stock, based on the public offering price per share set forth on the cover page of this prospectus supplement.

We have also agreed to reimburse the underwriter at closing for reasonable out-of-pocket expenses incurred by them in connection with the offering up to a maximum of $100,000.

The following table shows the underwriting discounts and commissions payable to the underwriter by us on a per share and aggregate basis in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock):

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discounts and commissions to be paid by Xplore	$0.42	$840,000	$966,000

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We and each of our officers and directors have agreed to a 90-day “lock-up” with respect to 2,383,944 shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for any of our equity securities. This means that, subject to certain exceptions, without the prior written consent of the underwriter, we, our officers and directors, may not offer, sell, contract to sell, pledge, purchase or otherwise, transfer or dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, without the prior written consent of the underwriter, for a period of 90 days following the date of this prospectus supplement.

The restrictions described in the preceding paragraph do not apply to:

●	the sale by us of shares to the underwriter in connection with the offering;

●

the issuance by us of common stock upon the exercise of options or warrants disclosed as outstanding in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part (excluding exhibits thereto) or the final prospectus supplement or the vesting of the restricted stock awards or units or the issuance of common stock pursuant to our employee stock purchase plan;

●

the issuance by us of employee stock options not exercisable during the 90-day lock-up period and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to equity incentive plans described in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part (excluding exhibits thereto) and the final prospectus; or

●

the issuance by us of common stock or warrants to purchase common stock, in an amount not to exceed 10.0% of the total number of shares of common stock outstanding on the date hereof, in connection with mergers or acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements or debt financing.

The applicable lock-up period may be extended if (1) during the last 17 days of the applicable lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the applicable lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the applicable lock-up period. In such event, such extension will be for 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s websites or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Selling Restrictions

European Economic Area

This prospectus supplement and the accompanying prospectus does not constitute an approved prospectus under Directive 2003/71/EC and no such prospectus is intended to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented Directive 2003/71/EC (each, a "Relevant Member State") an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if and to the extent that they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances which do not require any person to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto including the 2010 PD Amending Directive to the extent implemented in each Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Switzerland

The shares will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

United Kingdom

This prospectus supplement and the accompanying prospectus are not an approved prospectus for purposes of the UK Prospectus Rules, as implemented under the EU Prospectus Directive (2003/71/EC), and have not been approved under section 21 of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) by a person authorized under FSMA. The financial promotions contained in this prospectus supplement and the accompanying prospectus are directed at, and this prospectus supplement and the accompanying prospectus are only being distributed to, (1) persons who receive this prospectus supplement and the accompanying prospectus outside of the United Kingdom, and (2) persons in the United Kingdom who fall within the exemptions under articles 19 (investment professionals) and 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as "Relevant Persons"). This prospectus supplement and the accompanying prospectus must not be acted upon or relied upon by any person who is not a Relevant Person. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to Relevant Persons and will be engaged in only with Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person that is not a Relevant Person.

The underwriter has advised that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any of the shares of common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)

it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Conflicts of Interest

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

EXPERTS

The consolidated balance sheets and related consolidated statements of income and operations, stockholders’ equity and cash flows incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended March 31, 2014 have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Goodwin Procter LLP.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at “http://www.sec.gov” or on our own website at “http://www.thelacledegroup.com.” Information contained on our website does not constitute part of this prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means we can disclose important information by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

●	Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed on June 25, 2014.

●	Quarterly Reports on Form 10-Q for the quarters ended June 30, 2014, filed on August 12, 2014, September 30, 2014, filed on November 13, 2014, and December 31, 2014, filed on February 12, 2015.

●	Current Report on Form 8-K, dated September 16, 2014, filed on September 18, 2014.

Additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of this offering, are also incorporated herein by reference. These documents contain important information about us and our finances. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Xplore Technologies Corp.

Attn: Investor Relations

14000 Summit Drive, Suite 900

Austin, Texas 78728

(512) 336-7797

 PROSPECTUS

$50,000,000

Common Stock

_________________

We may, from time to time, offer and sell common stock in one or more offerings.  We will specify in the accompanying prospectus supplement more specific information about any such offering.  The aggregate initial offering price of all securities sold under this prospectus will not exceed $50,000,000.

We may offer the common stock for sale directly to investors or through underwriters, dealers or agents.  We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.

This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is traded on The NASDAQ Capital Market under the symbol “XPLR.”  On March 11, 2013, the last reported sale price of our common stock on The NASDAQ Capital Market was $3.42 per share.  Pursuant to General Instruction I.B.6 of Form S-3, as long as the aggregate market value of our common stock held by non-affiliates remains below $75 million, we will not, during any 12-month period, sell common stock under this prospectus in a public primary offering with a value exceeding more than one-third of the aggregate market value of our common stock held by non-affiliates.  The aggregate market value of our outstanding common equity held by non-affiliates on March 11, 2013 was $18,897,593 based on 8,389,363 shares of common stock outstanding, of which 5,525,612 shares were held by non-affiliates, and a closing sale price on such date of $3.42.  As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar months that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk.  We refer you to the section entitled “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement and under similar sections in the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

_________________

The date of this prospectus is March 27, 2013.

 ______________

 You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement.  We have not authorized anyone else to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any state where the offer or sale is not permitted.  You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process.  Under this shelf registration process, we may, from time to time, offer and sell the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $50,000,000.

This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities.  Any prospectus supplement may also add, update or change information contained in this prospectus.  Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.  The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus.  You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless otherwise indicated or the context requires otherwise, the words "we," "us," "our", the "Company" and "Xplore" refer to Xplore Technologies Corp., a Delaware corporation, and our wholly owned subsidiary.

i

XPLORE TECHNOLOGIES CORP.

Our Business

We are engaged in the development, integration and marketing of rugged mobile PC systems.  Our rugged tablet PCs are designed to withstand hazardous conditions such as extreme temperatures, driving rain, repeated vibrations, dirt, dust and concussive shocks.  The ruggedized and reliable nature of our products enable the extension of traditional computing systems to a range of field personnel, including energy pipeline inspectors, public safety responders, warehouse workers and pharmaceutical  scientists.  Our tablets are fitted with a range of performance-matched accessories, including multiple docking solutions, wireless connectivity alternatives, global positioning system modules, biometric and smartcard options, as well as traditional peripherals, such as keyboards and cases.  Additionally, our tablets are waterproof for up to 30 minutes up to a depth of three feet, can withstand drops from as high as seven feet and are readable in direct sunlight.  Our tablets can be mounted on vehicles and include LTE and WiFi connectivity options for real-time data access.  Our end user customers include major utility companies, leading heavy equipment manufacturers, oil and gas companies, the military and first responders.

Our revenue is derived through the sale of our iX104 systems in the rugged, tablet PC market.  We are dependent upon the market acceptance of our iX104 systems.  Our iX104C5TM introduced what we believe are “industry firsts” and differentiating features, including a tool-less removable dual solid state drive module, tool-less access to the SIM and MicroSD ports and an ingress protection rating of IP 67 for submersion in water.  The C5 family also features an Intel® Core™ i7 processor and Windows® 7 operating system.  Our specially designed AllVueTM screen is viewable in challenging lighting conditions, including direct sunlight and dimly lit environments, and also features a superior screen contrast ratio of 600:1.

We launched our fifth generation iX104C line of rugged tablet PCs in May 2011 and received favorable responses from our end user customers.  From fiscal 2011 to fiscal 2012, our revenue increased by approximately 55%, primarily due to $17.5 million in purchase orders received during the last half of fiscal 2012 from AT&T.  In the fourth calendar quarter of 2012, we announced receipt of a $1.1 million purchase order from a leading medical device company and the receipt of a multi-million dollar purchase order for the U.S. military.  The military purchase order was for over 900 of our iX104C5M rugged military tablets, which are scheduled for delivery over several quarters.  These recent orders were our most significant orders from the medical device and military markets and we believe represent significant milestones.  For the 12-month period ended December 31, 2012, we had revenue of $34.2 million and net income of $1.8 million.  While we may experience some variability in our quarterly operating results as a result of the timing of large orders and the relating shipping of our products, we believe our year-over-year business is growing, as reflected by our fiscal year-to-date revenue numbers.

On October 31, 2012, we completed the closing of an underwritten public offering of two million shares of our common stock, from which we received gross proceeds of $10 million.  In connection with the closing of the public offering, each series of our outstanding preferred stock was automatically converted into shares of our common stock.  In addition, our common stock began trading on the NASDAQ Capital Market under the symbol “XPLR.”

These actions strengthened our financial position and we believe improved the liquidity of our common stock.  We intend to use the net proceeds from the offering to expand our sales and marketing efforts, increase our product offerings to broaden our addressable markets and for working capital and general corporate purposes.  Consequently, we expect our operating expenses to increase based on these investments, and we may continue to incur operating losses, at least until we have completed the development of several new products.  We currently estimate that development of several new products will be completed, and the products will be launched, in the mid-2013 through 2014 time frame.

Our Strategy

We currently compete in the large form factor rugged tablet PC market. We currently have five products in this market. Our strategy is to become the leading global developer and marketer of rugged mobile wireless computer systems.  We seek to build increased marketplace awareness of our iX104 and new product families to enable us to continue increasing our revenue and expanding our marketshare.

Our strategy includes the following key elements:

Leverage Existing Markets—We seek to continue to analyze the needs of the vertical markets that we are currently selling to so that we can continue to grow our business. We intend to continue to focus on customer specific applications by leveraging our core products and technology, as well as our key strategic alliances.

Identifying and targeting vertical markets, major account and OEM opportunities—To achieve broad market penetration by our products, we intend to continue to focus on specific vertical market applications, major accounts and OEM relationships, such as Dell, Inc., Psion Plc (acquired by Motorola Solutions, Inc.), which we refer to as Psion, and Peak Technologies.

Investment and nurturing of key relationships—We intend to continue to outsource our manufacturing function so that we can continue to focus our efforts on our technology and product development, customer application and project deployment activities, through our collaborations on engineering and manufacturing matters with our contract manufacturer, Wistron Corporation, which we refer to as Wistron.  In addition, we have a strategic relationship with VT Miltope with respect to our Armadillo System, an integrated tablet and active docking system. Our targeted military market segments include ground and C4I (Command, Control, Communications, Computers and Intelligence) systems.

Flexible product design and customer centric approach—We believe that the design of our products provides us with the flexibility to respond to customer specific requirements. We involve our customers in product development and enhancements. This approach is intended to result in improved communication throughout the entire sales cycle and is designed to position our products as the optimal mobile computing platform for our customers.

Delivery of high quality, reliable systems—We measure and seek to improve product quality through rigorous quality assurance programs implemented with our strategic alliances, in concert with performing our custom designed test programs. Additionally, we utilize feedback provided by our customers.

Marketing and distribution relationships—Within each targeted vertical industry, we intend to expand our focus on co-marketing relationships with key application providers and systems integrators. We expect this strategy to allow us to define multiple channels of sale within a region while maintaining key strategic alliances.

Expand into New Rugged Product Markets—We currently have five products in the large form factor segment of the rugged mobile computer market. We continue to consider other market opportunities that are broader in scope and opportunity.  We currently have several new products in development and we expect these products to be launched during the mid-2013 to 2014 time period.

Our Corporate Information

We were incorporated in the federal jurisdiction of Canada in 1996 and domesticated to Delaware in 2007. Our executive offices are located at 14000 Summit Drive, Suite 900, Austin, Texas 78728. Our telephone number is (512) 336-7797. Our website is located at http://www.xploretech.com/. Our trademarks or trade names as used in this prospectus include: "iXTM", "iX104C5TM" and "AllVueTM".

 RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus.  For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”  Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or in any applicable prospectus supplement.  The risks and uncertainties described in the prospectus supplement and the documents we incorporate by reference into this prospectus are not the only ones we face.  Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations.  In any case, the value of our common stock could decline, and you could lose all or part of your investment.  See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify forward-looking statements.  These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements.  These forward-looking statements speak only as of the date of this prospectus.  Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss many of these risks and uncertainties in greater detail in this prospectus and in any prospectus supplement under the heading “Risk Factors.”  Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

We will retain broad discretion over the use of net proceeds to us from the sale of our common stock offered hereby.  Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the common stock offered by this prospectus for general corporate purposes.  General corporate purposes may include additions to working capital, financing of capital expenditures and repayment or redemption of existing indebtedness.  We may also use a portion of the net proceeds to acquire or invest in businesses, products or technologies that are complementary to our current business, although we have no present commitments or agreements for any such transactions.  Pending the application of net proceeds, we expect to invest the net proceeds in short-term, investment-grade, interest-bearing securities or money market obligations.

DESCRIPTION OF COMMON STOCK

General

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share.  This description is only a summary and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus.  Our second amended and restated certificate of incorporation and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus.  You should read our second amended and restated certificate of incorporation and our bylaws for additional information before you buy any of our common stock.  See “Where You Can Find More Information.”

We have 15,000,000 shares of authorized common stock.  As of March 11, 2013, there were 8,389,363 shares of common stock issued and outstanding.  Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our second amended and restated certificate of incorporation.  This means that the holders of a plurality of the shares of our common stock entitled to vote in any election of directors can elect all of the directors then standing for election.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive ratably dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.  We have never paid any cash dividends on our common stock and do not anticipate paying such dividends in the near future.  Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.  Holders of common stock have no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

 Certain Provisions of our Charter and Bylaws

Certain provisions of our second amended and restated certificate of incorporation and our bylaws and Delaware law described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.  Our second amended and restated certificate of incorporation and bylaws provide that:

●	Our board of directors is authorized to issue preferred stock without shareholder approval; and
●
We will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law.  In general, this section prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless:

●
before the date on which the stockholder became an interested stockholder, the corporation’s Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder;

●
the stockholder acquires more than 85% of the outstanding voting stock of the corporation, excluding shares held by directors who are officers or held in certain employee stock plans, upon consummation of the transaction in which the stockholder becomes an interested stockholder; or

●
the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation that is not held by the interested stockholder, at a meeting of the stockholders held on or after the date of the business combination.

Section 203 defines “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;
●	in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An interested stockholder is a person who, together with affiliates and associates, owns, or at any time within the prior three years did own, 15% or more of the corporation’s voting stock. Business combinations include mergers, consolidations, stock sales, asset sales or other transactions resulting in a financial benefit to interested stockholders.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “XPLR.”

 Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

PLAN OF DISTRIBUTION

Pursuant to General Instruction I.B.6. of Form S-3, we are permitted to utilize the registration statement of which this prospectus forms a part to sell a maximum amount of common stock equal to one-third of the aggregate market value of the outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period.  We may, from time to time, offer the common stock registered hereby up to this maximum amount.

We may sell the common stock offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents.  The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

●	the name or names of any underwriters, dealers or agents;
●	the purchase price of the common stock and the proceeds to us from the sale;
●	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;
●	any public offering price;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any securities exchange or market on which the common stock offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the common stock offered in the prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies.  In connection with the sale of the common stock, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent.  Underwriters may sell the common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.  Some of the underwriters, dealers or agents who participate in the distribution may engage in other transactions with, and perform other services for, us in the ordinary course of business.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers.  Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.  Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.  The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock.  As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.

LEGAL MATTERS

The validity of any common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Xplore Technologies Corp. as of March 31, 2012 and 2011, and the related consolidated statements of operations, statements of stockholders' equity (deficit), and statements of cash flows for the years then ended have been audited by PMB Helin Donovan, LLP, an independent registered public accounting firm, and are incorporated by reference herein in reliance upon such report dated June 25, 2012 given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933.  This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits.  We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy the registration statement and any other document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC.  The website address is www.sec.gov.  The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus.  Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus.  Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.  We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2012;
●	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2012, September 30, 2012 and December 31, 2012;
●
our Current Reports on Form 8-K filed on July 3, 2012, July 27, 2012, August 9, 2012, September 13, 2012, October 10, 2012, October 15, 2012, October 26, 2012, November 1, 2012 and November 2, 2012; and

●	the description of our common stock contained in our Registration Statement on Form 8-A filed on October 10, 2012.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of the common stock offered by this prospectus.  We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number:  Xplore Technologies Corp., 14000 Summit Drive, Suite 900, Austin Texas, 78728, Attention:  Michael J. Rapisand, telephone (512) 336-7797.  We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.  We also maintain a website at http://www.xploretech.com.  However, the information on our website is not part of this prospectus.

2,000,000 Shares

Common Stock

$6.00 Per Share

PROSPECTUS SUPPLEMENT

March 3, 2015

Roth Capital Partners